                                                                    EXHIBIT 11.1

                       ASSOCIATED MATERIALS INCORPORATED
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                          YEAR ENDED DECEMBER 31,
                                              ------------------------------------------------
                                               1993       1994      1995      1996      1997
                                              -------    ------    ------    ------    -------
Income applicable to common stock...........  $ 5,227    $7,874    $1,260    $8,822    $13,089
                                              =======    ======    ======    ======    =======
Weighted average number of basic common
  shares outstanding........................    6,235     7,532     7,532     7,594      7,594
Basic earnings per common share.............  $  0.84    $ 1.05    $ 0.17    $ 1.16    $  1.72
                                              =======    ======    ======    ======    =======
Exercise outstanding warrants and options...    6,249       439       402       352        307
Repurchase of shares under the treasury
  stock method..............................     (132)     (182)     (239)     (200)      (145)
Weighted average number of diluted common
  shares outstanding........................   12,352     7,789     7,695     7,746      7,756
Diluted earnings per common share...........  $  0.42    $ 1.01    $ 0.16    $ 1.14    $  1.69
                                              =======    ======    ======    ======    =======